WAIVER AGREEMENT

This Waiver Agreement (the “Agreement”) is dated as of April 8, 2025, by and between Raadr, Inc., a Nevada corporation (“RDAR”), and Newlan Law Firm, PLLC (“Attorney”).

WHEREAS, pursuant to a Legal Services Agreement dated as of July 15, 2024 (the “Services Agreement”), RDAR issued two notes, (a) a $60,000.00 principal amount 5% Convertible Promissory Note (the “Current Amount Note”) and (b) a $40,000.00 principal amount 5% Convertible Promissory Note (the “Work Note”) (the Current Amount Note and the Work Note are referred to collectively as the “Notes”), to Attorney in payment of legal services; and

WHEREAS, in connection with the RDAR’s Information Statement on Form 1-A (the “Form 1-A”) filed with the Securities and Exchange Commission (the “SEC”) wherein RDAR seeks to qualify shares of Company common stock underlying the Notes, the SEC issued a comment relating to certain current language contained in the Notes relating to the conversion of the Notes into qualified shares of its common stock; and

WHEREAS, RDAR has yet to receive guidance from the SEC with respect to conversion language that would be acceptable to the SEC; and

WHEREAS, RDAR seeks to expedite the qualification of the Form 1-A, so as to better position itself for potential significant opportunities; and

WHEREAS, Attorney has indicated that it is amenable to waiving its right to qualification, to assist RDAR in achieving qualification of the Form 1-A as expeditiously as possible.

NOW, THEREFORE, RDAR and Attorney severally (and not jointly) hereby agree as follows:

1.Waiver of Right of Qualification. For the consideration set forth in Section 2, Attorney hereby waives its rights of qualification and automatic conversion set forth in Section 2(a)(i) of each of the Notes.

2.Consideration for Waiver of Right. In consideration of Attorney’s waiver of rights of qualification pursuant to Section 1, the Company agrees that it shall, as expeditiously as possible, repay the Notes.

WAIVER AGREEMENT   |   PAGE 1

3.Ratification. In all other respects the Services Agreement and each of the Notes are ratified and affirmed.

IN WITNESS WHEREOF, RDAR and the Attorney have caused this Waiver Agreement to be duly executed as of the date first above written.

COMPANY:	ATTORNEY:

RAADR, INC.	NEWLAN LAW FIRM, PLLC

By: /s/ Daniel Contreras	By: /s/ Eric Newlan
Daniel Contreras	Eric Newlan
Chief Executive Officer	Managing Member

WAIVER AGREEMENT   |   PAGE 2